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SCHEDULE 14A INFORMATION

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COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMTECH

TELECOMMUNICATIONS CORP.

105 Baylis Road

Melville, New York 11747

November 1, 2005

To Our Stockholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders of Comtech Telecommunications Corp. The meeting will be held at 10:00 a.m. on December 6, 2005 at the Marriott Hotel, 1350 Walt Whitman Road, Melville, New York 11747. Copies of the Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card are enclosed.

I believe that the annual meeting provides an excellent opportunity for stockholders to become better acquainted with Comtech and its directors and officers. I hope that you will be able to attend and I look forward to greeting as many stockholders as possible.

It is important that your shares are voted at this meeting. Whether or not you are able to attend in person, the prompt execution and return of your enclosed proxy card in the envelope provided or submission of your proxy and voting instructions over the internet or by telephone will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitations. (Instructions for voting via the internet or by telephone are set forth on the enclosed proxy card.) If you later decide to attend the annual meeting, you may revoke your proxy and vote in person.

Sincerely,

FRED KORNBERG
Chairman, Chief
Executive Officer and President

COMTECH

TELECOMMUNICATIONS CORP.

105 Baylis Road

Melville, New York 11747

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 6, 2005

The Annual Meeting of Stockholders of COMTECH TELECOMMUNICATIONS CORP. (the "Company") will be held at the Marriott Hotel, 1350 Walt Whitman Road, Melville, New York 11747, on Tuesday, December 6, 2005 at 10:00 a.m., local time, for the following purposes:

1.	To elect two directors;

2.	To approve an amendment to the Company’s Certificate of Incorporation, increasing the number of authorized shares of Common Stock;

3.

To approve an amendment to the Company’s 2000 Stock Incentive Plan increasing the number of shares of the Company’s Common Stock subject to awards under the Plan or with respect to which awards may be granted;

4.	To ratify the selection of auditors for the current fiscal year; and

5.	To transact such other business as may properly come before the meeting.

The Board of Directors unanimously recommends that the Stockholders vote “for” Proposals 1, 2, 3 and 4 to be presented to Stockholders at the Annual Meeting.

All stockholders are invited to attend the meeting. Stockholders of record at the close of business on October 7, 2005, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

GAIL SEGUI
Secretary

November 1, 2005

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD IN ORDER THAT WE HAVE A QUORUM, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON. PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE (TO WHICH THE SENDER NEED AFFIX NO POSTAGE IF MAILED WITHIN THE UNITED STATES) OR SUBMIT YOUR PROXY AND VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE. (INSTRUCTIONS FOR VOTING VIA THE INTERNET OR BY TELEPHONE ARE SET FORTH ON THE ENCLOSED PROXY CARD.)

COMTECH

TELECOMMUNICATIONS CORP.

105 Baylis Road

Melville, New York 11747

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Comtech Telecommunications Corp. (the "Company") for use at the Annual Meeting of Stockholders to be held on December 6, 2005, and at any adjournment thereof (the “Annual Meeting”). It may be revoked at any time before exercise by delivering a written notice of revocation to the Secretary of the Company, by executing a subsequent proxy and presenting it to the Secretary of the Company, or by attending the Annual Meeting and voting in person. All proxies will be voted in accordance with the stockholders’ instructions. If no directions are specified, the proxies will be voted for the nominees for election as directors and in favor of the matters set forth in the accompanying Notice of Annual Meeting. A stockholder may choose to strike the names of the proxy holders named in the enclosed proxy and may insert other names.

Only stockholders of record of the Company's Common Stock, par value $.10 (the "Common Stock"), at the close of business on October 7, 2005 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting, or any adjournment thereof, with each holder having one vote per share. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any reason germane to the Annual Meeting, during ordinary business hours during the ten days prior to the Annual Meeting at the Company’s offices, 105 Baylis Road, Melville, New York 11747. As of the Record Date, approximately 22,675,121 shares of Common Stock were outstanding. It is anticipated that the mailing to Stockholders of this Proxy Statement and the enclosed proxy will commence by November 1, 2005.

The presence, in person or by proxy, of the holders of record at the close of business on the Record Date of a majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of the votes cast (i.e., the two nominees receiving the greatest number of votes will be elected as directors). Stockholder approval of the amendment to the Company’s 2000 Stock Incentive Plan and the ratification of the selection of auditors will require the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote on such proposal. Stockholder approval of the proposed amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of the Company’s Common Stock will require the affirmative vote of a majority of the shares of Common Stock outstanding as of the Record Date.

Abstentions and broker non-votes with respect to any proposal (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) will be counted for purposes of determining the presence or absence of a quorum. Abstentions also will be counted in determining the number of shares present and entitled to vote on such proposal, but broker non-votes are not counted as entitled to vote thereon.

PRINCIPAL STOCKHOLDERS OF COMTECH TELECOMMUNICATIONS CORP.

To the Company's knowledge, the following persons beneficially own more than 5% of the Company's outstanding Common Stock, its only outstanding class of voting securities, as of October 7, 2005.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Barclays Global Investors, N.A. (1) 45 Fremont Street, 17th Floor San Francisco, CA 74105	3,101,365	13.7
Goldman Sachs Asset Management LP (2) 32 Old Slip, 17th Floor New York, NY 10005	1,344,952	5.9
Paradigm Capital Management (3) 9 Elk Street Albany, NY 12207-1002	1,249,789	5.5

(1)	The information is based upon a Form 13G, filed by Barclays Global Investors, N.A. with the Securities and Exchange Commission on July 31, 2005.
(2)	The information is based upon a Form 13F, filed by Goldman Sachs Asset Management LP with the Securities and Exchange Commission on June 30, 2005.
(3)	The information is based upon a Form 13F, filed by Paradigm Capital Management with the Securities and Exchange Commission on June 30, 2005.

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes. Members of the Board are elected for three-year terms, with the term of office of one class expiring at each Annual Meeting of Comtech’s stockholders. Mr. Nocita and Mr. Kaplan are in the class whose term of office expires in 2005, Dr. Bugliarello and Mr. Goldberg are in the class whose term of office expires in 2006 and Mr. Kornberg and Mr. Kantor are in the class whose term of office expires in 2007.

While the Board of Directors has no reason to believe that Mr. Nocita or Mr. Kaplan will not be available as a candidate for election, should such a situation arise, the enclosed proxy may be voted for the election of another nominee or nominees in the discretion of the persons acting pursuant to the proxy.

Certain information concerning the directors who are being nominated for reelection at the meeting, the incumbent directors whose terms of office continue after the Annual Meeting and executive officers of the Company is set forth below.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Name	Principal Occupation	Age	For Term Expiring In	Served As Director Since

Gerard R. Nocita (2)(3)(4)	Private Investor	69	3 years	1993
Ira Kaplan (2)(4)	Private Investor	69	3 years	2002

(Footnotes on next page)

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING AND EXECUTIVE OFFICERS

Name	Principal Occupation	Age	Term Expiring In	Served As Director Since

Fred Kornberg (1)	Chairman, Chief Executive Officer and President of the Company	69	2 years	1971
Edwin Kantor (1)(3)(4)	Chairman, BK Financial Services LLC	73	2 years	2001
George Bugliarello (2)(3)(4)	President Emeritus and Professor, Polytechnic University	78	1 year	1977
Richard L. Goldberg (1)	Partner, Proskauer Rose LLP, and Independent Business Advisor	69	1 year	1983
Robert G. Rouse	Executive Vice President and Chief Financial Officer of the Company	41	—	—
Richard L. Burt	Senior Vice President; President of Comtech Systems, Inc.	64	—	—
Robert L. McCollum	Senior Vice President; President of Comtech EF Data Corp.	56	—	—
J. Preston Windus, Jr.	Senior Advisor, Comtech Mobile Datacom Corp.	62	—	—
Daniel S. Wood	President of Comtech Mobile Datacom Corp.	47	—	—
Gail Segui	Secretary and Treasurer of the Company	59	—	—
Michael D. Porcelain	Vice President of Finance and Internal Audit of the Company	36	—	—
Michael A. Bondi	Corporate Controller of the Company	32	—	—

(1)	Member of Executive Committee
(2)	Member of Audit Committee
(3)	Member of Executive Compensation Committee
(4)	Member of Nominating Committee

Mr. Nocita has been a director of the Company since 1993. He is a private investor. He was Treasurer of the Incorporated Village of Patchogue from 1993 to 1996. He was affiliated with the Company from its inception in 1967 until 1993.

Mr. Kaplan has been a director of the Company since 2002. He is a private investor. Prior to his retirement in 2001, Mr. Kaplan held several executive positions at EDO Corporation for over 40 years, most recently as Executive Vice President and Chief Operating Officer from 2000 to 2001. EDO Corporation is a supplier of military and commercial products and services.

Mr. Kornberg has been Chief Executive Officer and President of the Company since 1976. Prior to that, he was the Executive Vice President of the Company from 1971 to 1976 and the General Manager of the telecommunications transmission segment.

Mr. Kantor has been a director of the Company since 2001. He has been Chairman of BK Financial Services LLC since 2002. Previously he served as Co-Chief Executive Officer of TPB Financial Services and was Co-Chairman and Co-Chief Executive Officer of HCFP/Brenner Securities from 1999 to 2001. He was Vice Chairman of Barington Capital Group from 1993 to 1999. Prior to joining Barington, Mr. Kantor spent 37 years in the securities industry with Drexel Burnham Lambert and its predecessor firms, where he held various positions, including serving as the firm’s Vice Chairman.

Dr. Bugliarello has been a director of the Company since 1977.  He is currently President Emeritus and University Professor at Polytechnic University.  Prior to that, he was Chancellor of the University from 1994 to 2003 and President of the University from 1973 to 1994. .

Mr. Goldberg has been a director of the Company since 1983. He has been a partner since 1990 in the law firm of Proskauer Rose LLP, which renders legal services to the Company. Prior to 1990, Mr. Goldberg was a partner since 1966 of the firm Botein Hays & Sklar. Since November 2004, Mr. Goldberg has also been an independent business advisor.

Mr. Rouse has been Executive Vice President of the Company since September 2004 and was previously Senior Vice President of the Company from 2001 to September 2004. He has been Chief Financial Officer of the Company since 2001. Mr. Rouse was previously employed by KPMG LLP in various capacities for 15 years, including as a partner in the firm’s assurance practice from 1998 to 2001.

Mr. Burt has been Senior Vice President of the Company since 1998 and had been a Vice President since 1992. He has been President of Comtech Systems, Inc. since 1989 and Vice President since its founding in 1984. Mr. Burt first joined Comtech in 1979.

Mr. McCollum has been Senior Vice President of the Company since 2000 and had been a Vice President since 1996. He founded Comtech Communications Corp. in 1994 and had been its President since its formation. In July 2000, the Company combined Comtech Communications Corp. with Comtech EF Data Corp., and appointed Mr. McCollum President of the combined entities.

Mr. Windus has served as Senior Advisor to Comtech Mobile Datacom Corp. since April 2005. He had been a Senior Vice President of the Company since 1998 and was President of Comtech Mobile Datacom since 2002. In April 2005, Mr. Windus announced his plans to retire from the Company effective December 31, 2005.

Mr. Wood has been President of Comtech Mobile Datacom Corp. since April 2005. He was hired in October 2004 in anticipation of Mr. Windus’ retirement and served as Executive Vice President of Operations of Comtech Mobile Datacom Corp. until his promotion to President. Previously, Mr. Wood was employed at EDO Corporation for 15 years, where he held senior management positions, including Group Director, Finance, for EDO’s Systems and Analysis Group, and Director Contracts and Finance, for EDO’s Combat Systems Division.

Ms. Segui has been Secretary and Treasurer of the Company since 1998. She was Corporate Controller of the Company from 1990 to 2004. She joined Comtech Telecommunications in 1987 as Accounting Manager. Prior to joining the Company, Ms. Segui served as Accounting Manager of Photronics from 1984 to 1987.

Mr. Porcelain has been Vice President of Finance and Internal Audit of the Company since 2002. Prior to joining the Company, Mr. Porcelain was Director of Corporate Profit and Business Planning for Symbol Technologies, a mobile wireless information solutions company, where he was employed from 1998 to 2002. Previously, he spent five years in public accounting holding various positions, including Manager in the Transaction Advisory Services Group of PricewaterhouseCoopers.

Mr. Bondi has been Corporate Controller of the Company since January 2004. Prior to joining the Company, from 2002 through 2003, Mr. Bondi was Assistant Corporate Controller for EDO Corporation, a supplier of military and commercial products and services. Previously, he was employed by KPMG LLP in various capacities for approximately 10 years, including Senior Manager in the firm’s assurance practice.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the beneficial ownership of the Company’s Common Stock of each of the directors, each of the executive officers of the Company named in the Summary Compensation Table (the “Named Executive Officers”) and all directors and executive officers as a group.

Name	Shares Beneficially Owned October 7, 2005 (1)	Percent of Class
George Bugliarello	64,225	*
Richard L. Goldberg	36,750	*
Edwin Kantor	44,625	*
Ira Kaplan	25,500	*
Gerard R. Nocita	18,750	*
Fred Kornberg	465,374	2.0
Robert G. Rouse	78,000	*
Richard L. Burt	199,485	*
Robert L. McCollum	91,125	*
J. Preston Windus, Jr.	36,625	*
Michael D. Porcelain	10,833	*
All directors and executive officers as a group (14 persons)	1,093,304	4.7
________________________
* Less than one percent

(1)

Includes the following shares of Common Stock with respect to which such persons have the right to acquire beneficial ownership within sixty days from such date: Dr. Bugliarello 18,750 shares; Mr. Goldberg 33,750 shares; Mr. Kantor 40,125 shares; Mr. Kaplan 22,500 shares; Mr. Nocita 18,750 shares; Mr. Kornberg 117,000 shares; Mr. Rouse 66,750 shares; Mr. Burt 37,875 shares; Mr. McCollum 39,000 shares; Mr. Porcelain 9,675 shares; Mr. Windus 35,625 shares and all directors and officers as a group 452,925 shares. These respective shares were deemed to be outstanding for purposes of calculating the respective percentages owned.

COMMITTEES OF THE BOARD OF DIRECTORS

During the past fiscal year, the Audit Committee of the Board of Directors held six meetings. The functions of the Committee include engaging the independent auditors, directing investigations into matters relating to audit functions, reviewing the plan and results of audits with the Company's auditors, overseeing the Company’s internal audit function, reviewing the Company's internal accounting controls and approving services to be performed by the Company's auditors and related fees. The Board of Directors has determined that all members of the Audit Committee are “independent” as defined by the Nasdaq listing standards. The Board of Directors has determined that Gerard R. Nocita, Chairman of the Audit Committee, qualifies as an “audit committee financial expert,” as defined by Securities and Exchange Commission rules, based on his education, background and experience. This Committee’s Charter is available on the Company’s website at www.comtechtel.com, under the link for “Investor Relations.”

The Executive Compensation Committee of the Board of Directors considers and authorizes remuneration arrangements for senior management; the Committee also constitutes the Stock Option Committee of the Board of Directors, which administers the Company's stock option plans. The Committee held four meetings during the past fiscal year.

The Nominating Committee identifies and evaluates candidates for election as members of the Board of Directors and reports its findings to the full Board. In seeking and evaluating prospective members of the Board, the Nominating Committee considers the nature and scope of the Company’s business activities, and the capacity of the Board to provide oversight and positive contributions in areas of particular significance to the long-term creation of stockholder value. Areas of experience and capability that the Committee particularly believes should be represented on the Board include finance and accounting, and technology related to the Company’s businesses. The Committee believes that individual candidates should also demonstrate high levels of commitment, adequate availability to actively participate in the Board’s affairs, and high levels of integrity and sensitivity to current business and corporate governance trends. Before recommending a candidate to the full Board, all members of the Committee will participate in meetings with the candidate, and the Committee also seeks to arrange meetings between the candidate and other Board members. The Board of Directors has determined that all members of the nominating committee are independent as defined by Nasdaq listing standards. This Committee’s Charter is available on the Company’s website at www.comtechtel.com, under the link for “Investor Relations.”

Candidates are typically identified by other Board members or in Board-member discussions with third parties, and the Committee will consider individuals recommended by stockholders. A stockholder who wishes to recommend a candidate for consideration by the Committee should do so in writing addressed to the Committee Chairman at the Company’s address appearing on Page 1 of this Proxy Statement. Candidates recommended by stockholders will be considered according to the same standards of perceived Company need and potential individual contribution as are applied to candidates from other sources. The Nominating Committee did not hold any meetings during the past fiscal year.

The Executive Committee of the Board of Directors did not hold any meetings during the past fiscal year. Except as limited by law, the Executive Committee has the authority to act upon all matters requiring Board approval.

The Board of Directors held seven meetings during the past fiscal year, including regularly scheduled and special meetings.

Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by submitting an email to info@comtechtel.com or by writing to us at Comtech Telecommunications Corp., Attention: Investor Relations, 105 Baylis Road, Melville, NY 11747. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded.

Annual Meeting Attendance

We have adopted a policy for attendance by the Board of Directors at our annual meeting of stockholders, which encourages directors, if practicable and time permitting, to attend our annual meeting of stockholders, either in person, by telephone or by other similar means of live communications (including video conference or webcast). All directors attended our 2004 Annual Meeting of Stockholders in person.

The Board of Directors recommends a vote FOR the election of Gerard R. Nocita and Ira Kaplan to the Board of Directors.

PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

On September 20, 2005, the Board of Directors unanimously approved an amendment to the Company’s Certificate of Incorporation, increasing the number of authorized shares of the Company’s Common Stock from 30,000,000 to 100,000,000 and authorized the submission of the amendment for approval at the Annual Meeting of Stockholders. Under the proposed amendment, paragraph (a) of Article Fourth of the Company’s Certificate of Incorporation would be amended to read in its entirety as follows:

“Fourth: (a) The aggregate number of shares which the Corporation shall have authority to issue is 102 million (102,000,000) shares, of which 100 million (100,000,000) shares shall be Common Stock, par value ten cents ($.10) (“Common Stock”), and Two Million (2,000,000) shares shall be Preferred Stock, par value ten cents ($.10) (“Preferred Stock”).”

As of October 7, 2005, an aggregate of 22,675,121 shares of Common Stock were issued and outstanding, and an additional 6,397,582 shares were reserved for issuance pursuant to the exercise of outstanding options or conversion of convertible senior notes leaving 927,297 authorized shares available for other issuances.

The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock desirable because it would give the Board the necessary flexibility to issue Common Stock, if it so determined, in connection with stock dividends and splits, acquisitions, financings, employee benefits and other appropriate corporate purposes without the expense and delay that could arise if there were insufficient authorized shares for a specific issuance, thereby requiring stockholder approval before such issuance could proceed.

The Company has no present plans, agreements or understandings for the issuance of additional shares of Common Stock, but reviews and evaluates potential corporate actions on an on-going basis to determine if such actions would be in the best interests of the Company and its stockholders. Depending on the nature of any future issuance of Common Stock, further stockholder authorization may be required under Delaware law or the rules of the Nasdaq National Market or any stock exchange on which the Common Stock may then be listed.

If the proposed amendment to the Company’s Certificate of Incorporation is approved by the Company’s stockholders, it would become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State, which filing would occur promptly after the Annual Meeting. The affirmative vote of the holders of record at the close of business on the Record Date of a majority of the outstanding shares of Common Stock will be required to approve the amendment.

The Board of Directors recommends a vote FOR the proposed amendment to the Company’s Certificate of Incorporation.

APPROVAL OF THE AMENDMENT TO THE COMPANY’S

2000 STOCK INCENTIVE PLAN

The Company's stockholders are being asked to approve the adoption of an amendment to the Comtech Telecommunications Corp. 2000 Stock Incentive Plan (the “Plan”).

On September 20, 2005, the Company’s Board of Directors unanimously approved the amendment to the Plan, subject to stockholder approval, and contingent upon stockholder approval of the aforementioned proposal to increase the number of authorized shares of the Company’s Common Stock, to provide that the aggregate number of shares of the Company’s Common Stock subject to awards under the Plan or with respect to which awards may be granted be increased by 1,500,000 shares. Currently, the aggregate number of shares of Common Stock which may be issued or used for reference purposes under the Plan or with respect to which awards may be granted may not exceed 4,237,500 shares of Common Stock (excluding 1,986,603 shares of Common Stock relating to outstanding awards that were previously granted under the 1982 Incentive Stock Option Plan and the 1993 Incentive Stock Option Plan, as amended (the “Prior Option Plans”) and which were previously transferred to the Plan.) As of October 7, 2005 and without giving effect to this amendment, options to purchase 3,064,252 shares were outstanding under the Plan, and only 206,536 shares remain available for future issuance or for reference purposes under the Plan or with respect to which awards may be granted (excluding any shares that may become available as a result of the expiration or termination without exercise of currently outstanding options).

The Board of Directors believes the amendment to the Plan is in the best interests of the Company and its stockholders and is intended to enhance the profitability and value of the Company for the benefit of its stockholders. The Board of Directors believes that in a competitive environment for qualified technical, sales, marketing and other personnel, the ability of the Company to make equity-based awards will continue to be a key factor in the recruitment and retention of such personnel.

On August 2, 2005, the Company’s Board of Directors adopted an amendment to the Plan for stock options granted to non-employee directors on or after August 1, 2005, for which stockholder approval is not required or being sought at the Annual Meeting, to (i) decrease the term of such options from 10 years to 5 years and (ii) change the vesting period from 100% vested after one year, to vesting in installments over a three year period, commencing on the date of grant, at the rate of 25% on the first and second anniversaries of the date of grant and 50% on the third anniversary of the date of grant.

The Board of Directors recommends approval of the amendment to the Plan increasing the number of shares thereunder. The following description of the Plan is a summary and is qualified in its entirety by reference to the

Plan and the amendment. A copy of the Plan (as amended) is available from Investor Relations at the Corporate Offices, 105 Baylis Road, Melville, NY 11747.

Administration

The Plan is administered and interpreted by a committee or subcommittee of the Board appointed from time to time by the Board (the “Committee”), consisting of two or more non-employee directors, each of whom is intended to be a non-employee director as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an outside director as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Currently, the Executive Compensation Committee serves as the Committee for the Plan. With respect to awards to non-employee directors, the Plan is administered by the Board of Directors and all references to the Committee are deemed to refer to the Board of Directors for this purpose.

The Committee has the full authority to administer and interpret the Plan, to grant discretionary awards under the Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of Common Stock to be covered by each award and to make all other determinations in connection with the Plan and the awards thereunder as the Committee, in its sole discretion, deems necessary or desirable.

The terms and conditions of individual awards are set forth in written agreements which are consistent with the terms of the Plan. Awards under the Plan may not be made on or after October 19, 2009, the tenth anniversary of the adoption of the Plan, but awards granted prior to such date may extend beyond that date.

Eligibility and Types of Awards

All employees and consultants of the Company and its affiliates (approximately 1,090 employees and consultants as of July 31, 2005) including prospective employees and consultants are eligible to be granted under the Plan nonqualified stock options, stock appreciation rights, restricted stock, performance shares, performance units, other stock-based awards and awards providing benefits similar to those listed above which are designed to meet the requirements of non-U.S. jurisdictions. In addition, employees of the Company and its affiliates that qualify as subsidiaries or parent corporations (within the meaning of Section 424 of the Code) are eligible to be granted incentive stock options ("ISOs") under the Plan. Non-employee directors of the Company are eligible to receive nondiscretionary grants of nonqualified stock options.

Available Shares

Under the Plan, as amended by this proposal, the aggregate number of shares of Common Stock which may be issued or used for reference purposes under the Plan or with respect to which awards may be granted may not exceed 5,737,500 shares of Common Stock plus shares of Common Stock relating to outstanding awards that were previously granted under the Prior Option Plans and which were previously transferred to the Plan, for a total share limit of 7,724,103 shares of Common Stock. The terms applicable to the Prior Option Plans’ awards in effect prior to the Plan’s assumption of these awards continue to apply. As of October 7, 2005, 3,064,252 options were outstanding and after this amendment 1,706,536 shares will be available for future grants.

The maximum number of shares of Common Stock with respect to which any option, stock appreciation right or award of performance shares or award of restricted stock for which the grant of such award or lapse of the relevant restriction period is subject to attainment of pre-established performance goals (in accordance with Code Section 162 (m)) which may be granted under the Plan during any fiscal year of the Company to any individual is 225,000 shares per type of award, provided that the maximum number of shares of Common Stock for all types of awards does not exceed 225,000 during any fiscal year. The maximum value at grant of performance units which may be granted under the Plan during any fiscal year of the Company to any individual is $100,000. To the extent that shares of Common Stock for which awards are permitted to be granted to an individual during a fiscal year are not covered by an award in a fiscal year, the number of shares of Common Stock available for awards to such individual will automatically increase in subsequent fiscal years until used.

The aggregate number of shares of Common Stock available under the Plan, the maximum number of shares that may be granted and the number of shares underlying option grants are subject to appropriate adjustment by the

Committee in the event of changes in the Company's capital structure or business by reason of certain corporate transactions or events.

Awards Under the Plan

Stock Options. The Committee may grant nonqualified stock options and ISOs to purchase shares of Common Stock. The Committee determines the number of shares of Common Stock subject to each option, the term of each option (which may not exceed 10 years (or five years in the case of an ISO granted to a 10% shareholder)), the exercise price, the vesting schedule (if any), and the other material terms of each option. No ISO or nonqualified stock option which is intended to be performance based for purposes of Code Section 162(m) may have an exercise price less than the fair market value of the Common Stock at the time of grant (or, in the case of an ISO granted to a 10% shareholder, 110% of fair market value). Any option with an exercise price that is less than the fair market value of the Common Stock at the time of grant is intended to be structured to comply with Code Section 409A (relating to deferred compensation).

Options are exercisable at such time or times and subject to such terms and conditions as determined by the Committee at grant and the exercisability of such options may be accelerated by the Committee in its sole discretion. Payment of an option's exercise price may be made: (i) in cash or by check, bank draft or money order, (ii) solely to the extent allowable by law, through a "cashless exercise" procedure whereby the recipient delivers irrevocable instructions to a broker satisfactory to the Company to deliver promptly to the Company an amount equal to the purchase price, or (iii) on such other terms and conditions as may be acceptable to the Committee.

Stock Appreciation Rights. The Committee may grant stock appreciation rights ("SARs") either with a stock option which may be exercised only at such times and to the extent the related option is exercisable ("Tandem SAR") or independent of a stock option ("Non-Tandem SARs"). An SAR is a right to receive a payment either in cash or common stock, as the Committee may determine, equal in value to the excess of the fair market value of one share of Common Stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The exercise price per share covered by an SAR is the exercise price per share of the related option in the case of a Tandem SAR and is the fair market value of the Common Stock on the date of grant in the case of a Non-Tandem SAR.

Restricted Stock. The Committee may award "restricted" shares of Common Stock. Upon the award of restricted stock, the recipient has all rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient's restricted stock agreement. The Committee may, in its sole discretion, determine at grant, that the payment of dividends, if any, shall be deferred until the expiration of the applicable restriction period. Recipients of restricted stock are required to enter into a restricted stock agreement with the Company which states the restrictions to which the shares are subject and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restriction is based on the attainment of objective performance goals, the Committee shall establish the performance goals, formulae or standards and the applicable vesting percentage for the restricted stock award applicable to each recipient while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based upon objective performance measures. The performance goals will be based on one or more of the following criteria ("Performance Criteria"): (i) revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) after-tax or pre-tax profits; (iii) operational cash flow; (iv) level of, reduction of, or other specified objectives with regard to the Company's bank debt or other long-term or short-term public or private debt or other similar financial obligations; (v) earnings per share or earnings per share from continuing operations; (vi) return on capital employed or return on invested capital; (vii) after-tax or pre-tax return on stockholders' equity; (viii) economic value added targets; (ix) fair market value of the shares of Common Stock; and (x) the growth in the value of an investment in Common Stock assuming the reinvestment of dividends. In addition, such performance goals may be based upon the attainment of specified levels of Company (or a subsidiary, division or other operational unit of the Company) performance under one or more of the measures described relative to the performance of other corporations. To the extent permitted under the Code, the Committee may: (i) designate additional business criteria on which the performance goals may be based; or (ii) adjust, modify or amend the aforementioned business criteria.

Performance Units and Performance Shares. The Committee may grant performance shares entitling recipients to receive a fixed number of shares of Common Stock or the cash equivalent thereof, as determined by the Committee in its sole discretion, upon the attainment of performance goals established by the Committee (based on the Performance Criteria), based on a specified performance period. The Committee may also grant performance units entitling recipients to receive a value payable in cash or shares of Common Stock, as determined by the Committee, upon the attainment of performance goals established by the Committee (based on the Performance Criteria), for a specified performance cycle. The Committee may subject such grants of performance shares and performance units to such vesting and forfeiture conditions as it deems appropriate.

Other Stock-Based Awards. The Committee may grant awards of Common Stock and other awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock and may be granted either alone or in addition to or in tandem with stock options, stock appreciation rights, restricted stock, performance shares or performance units.

The Committee also determines the purchase price to be paid, if any, by a recipient to purchase other stock-based awards (including, without limitation, shares of Common Stock). The purchase of shares of Common Stock or other stock-based awards may be made on either an after-tax or pre-tax basis, as determined by the Committee; provided, however, that if the purchase is made on a pre-tax basis, such purchase will be made pursuant to a deferred compensation program established by the Committee, which will be deemed to be part of the Plan.

Change in Control

Unless determined otherwise by the Committee at the time of grant, and except to the extent provided in the applicable award agreement, the recipient's employment agreement or other agreement approved by the Committee, accelerated vesting or lapsing of restrictions of awards will occur upon a change in control of the Company (as defined in the Plan). Upon a change in control of the Company, options granted to non-employee directors will be subject to the rules described below.

Non-Employee Director Stock Option Grants

The Plan authorizes the automatic grant of nonqualified stock options to each non-employee director, without further action by the Board or the stockholders, as follows: (i) options to purchase 4,500 shares of Common Stock will be granted to each non-employee director as of the date he or she begins service as a non-employee director on the Board, provided that such service begins after the Plan's effective date; and (ii) options to purchase 12,500 shares of Common Stock commencing on August 1, 2005 will be granted to each non-employee director as of each August 1, provided that the non-employee director has served as a director for at least 6 months. The exercise price per share of such options will be the fair market value of the Common Stock at the time of grant. The term of each such option will be five years (ten years for options granted prior to August 1, 2005). Options granted to non-employee directors will vest and become exercisable at the rate of 25% effective on the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date, provided that the option may be vested only during the continuance of his or her service as a director of the Company (for options granted prior to August 1, 2005, options granted to non-employee directors vested on the first anniversary of the grant date, subject to the non-employee director’s continued service). All options granted to non-employee directors and not previously exercisable will become fully exercisable upon death and immediately upon a change in control of the Company (as defined in the Plan).

Amendment and Termination

The Board or Committee may at any time, amend any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise. However, no amendment may be made without the approval of the Company's stockholders in accordance with the laws of the State of Delaware, to the extent required under Section 162(m) of the Code, or to the extent applicable to ISOs, Section 422 of the Code, which would: (i) increase the aggregate number of shares of Common Stock that may be issued; (ii) increase the maximum individual participant share limitations for a fiscal year; (iii) change the classification of employees or consultants eligible to receive awards; (iv) decrease the minimum exercise price of any stock option or SAR; (v) extend the maximum option term; (vi) materially alter the Performance Criteria; or (vii) require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to ISOs, Section 422 of the Code. Any outstanding option may not be modified to reduce the exercise price of such option, nor may a new option at a lower exercise price be substituted for a surrendered option (other than with respect to customary adjustments to reflect corporate transactions or changes in the Company’s capital structure) unless such action is approved by the Company’s stockholders.

Miscellaneous

Awards granted under the Plan are generally nontransferable, except that the Committee may provide for the transferability of nonqualified stock options to a recipient's family member (as defined in the Plan) at the time of grant or thereafter. The Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

The following outstanding options have been granted under the Plan during the fiscal year ended July 31, 2005 to each of the following Named Executive Officers of the Company, all Named Executive Officers as a group, all current directors who are not executive officers as a group, and all other employees.

Group or Individual	Number of Shares
Fred Kornberg	157,500
Robert G. Rouse	60,000
Richard L. Burt	60,000
Robert L. McCollum	60,000
Michael D. Porcelain	25,875
J. Preston Windus, Jr.	60,000
All executive officers, as a group (6 persons)	423,375
All directors who are not executive officers, as a group (5 persons)	93,750
All other employees	215,625

Certain Federal Income Tax Consequences Relating to the Plan

The following discussion of the principal U.S. federal income tax consequences with respect to options under the Plan is based on statutory authority and judicial and administrative interpretations as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following is designed to provide only a general understanding of the material federal income tax consequences (state, local, estate and social security tax consequences are not addressed below). This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options. In general, an employee will not realize taxable income upon either the grant or the exercise of an ISO and the Company will not realize an income tax deduction at either time. If the employee does not sell the Common Stock received pursuant to the exercise of an ISO within either (1) two years after the date of the grant of the ISO or (2) one year after the date of exercise, a subsequent sale of the Common Stock will result in long-term capital gain or loss to the employee and will not result in a tax deduction to the Company.

If the employee disposes of the Common Stock acquired upon exercise of the ISO within either of the above-mentioned time periods, the employee will generally realize as ordinary income an amount equal to the lesser of: (1) the fair market value of the Common Stock on the date of exercise over the option's exercise price, or (2) the amount realized upon disposition over the exercise price. In this event, the Company generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of the amount realized by the employee as ordinary income will be taxed at the rates applicable to short-term or long-term capital gains, depending on the holding period.

Nonqualified Stock Options. A recipient (i.e., an employee, consultant or director) will not realize any taxable income upon the grant of a nonqualified stock option and the Company will not receive a deduction at the time of grant unless the option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon the exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the option's exercise price. Upon a subsequent sale of the Common Stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the Common Stock. The Company will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income.

Other Tax Consequences. In addition, (i) any officers and directors of the Company subject to Section 16(b) of the Exchange Act may also be subject to special tax rules regarding the income tax consequences concerning their options, (ii) any entitlement to a tax deduction on the part of the Company is subject to the applicable tax rules (including, without limitation, Section 162(m) of the Code regarding a $1,000,000 limitation on deductible compensation), (iii) the exercise of an ISO may have implications in the computation of alternative minimum taxable income, and (iv) in the event that the exercisability or vesting of any option is accelerated because of a change of control, payments relating to the option, either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes.

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. Options will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any recipient during a specified period and the plan under which the options are granted is approved by stockholders and is administered by a Committee comprised of outside directors. The Plan is intended to satisfy these requirements with respect to options.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote on the Plan amendment will be required for approval of the Plan amendment.

The Board of Directors recommends a vote FOR approval of the Amendment to the Company’s 2000 Stock Incentive Plan.

SELECTION OF AUDITORS

The Board of Directors has selected KPMG LLP as the Company’s auditors for the 2006 fiscal year, subject to ratification by the stockholders. If the stockholders do not ratify such selection, it will be reconsidered by the Board. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement, should they so desire, and to be available to respond to appropriate questions.

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will be required to ratify the selection of KPMG LLP as the Company's auditors for the current fiscal year.

Principal Accountant Fees and Services

The following is a summary of the fees billed to the Company for the fiscal year ended July 31, 2004 and fees expected to be billed to the Company for the fiscal year ended July 31, 2005 by KPMG LLP for professional services rendered:

Fee Category	Fiscal 2005 Fees	Fiscal 2004 Fees
Audit Fees	$961,000	$313,000
Audit-Related Fees	30,000	19,000
Tax Fees	202,000	252,000
All Other Fees	—	65,000
Total Fees	$1,193,000	$649,000

Audit Fees. Consists of fees for assurance and related services that are reasonably related to the performance of the audit of the Company’s annual financial statements and review of the interim financial statements included in quarterly reports or services that are normally provided in connection with statutory and regulatory filings or engagements. In addition, fiscal 2005 includes fees related to the audit of the Company’s report on internal control over financial reporting.

Audit-Related Fees. Consists of fees for assurance and related services that are reasonably related to the audit of the Company’s annual financial statements and review of the interim financial statements included in quarterly reports that are not reported under “Audit Fees,” including the audit of our employee benefit plan.

Tax Fees. Consists of fees billed for professional services regarding federal, state and international tax compliance, tax advice and tax planning.

All Other Fees. Consists of fees for products and services other than the services listed above. These services include due diligence in connection with potential acquisitions.

Pre-Approval Policies

Our Audit Committee has determined not to adopt any blanket pre-approval policies. Instead, the Committee will review each service on a case-by-case basis before approving the engagement of KPMG LLP for all audit or permissible non-audit services.

Consideration of Non-Audit Services Provided by the Independent Accountant

The Audit Committee has concluded that the non-audit services provided by KPMG LLP are compatible with maintaining the auditors’ independence.

The Board of Directors recommends a vote FOR the ratification of the selection of KPMG LLP as the Company's auditors.

CODE OF ETHICS

Comtech has adopted a written Standards of Business Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller and to all its other employees. These standards are a guide to help ensure that all our employees live up to our high ethical standards. A copy of the Standards of Business Conduct is maintained on our website at www.comtechtel.com.

We intend to post on our website, as required, any amendment to or waiver from any provision in our Standards of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of the executive officers whose compensation is required to be disclosed pursuant to Securities and Exchange Commission regulations (collectively, the “Named Executive Officers”).

Summary Compensation Table for the Fiscal Years Ended July 31, 2005, 2004 and 2003

		Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other		Stock Options # of Shares	Restricted Stock Awards

Fred Kornberg (1)	2005	$505,000	$1,935,346	$85,382	(6)	157,500	—
Chairman, Chief Executive	2004	475,000	1,198,300	99,454	(6)	157,500	—
Officer and President	2003	395,000	517,221	41,714	(6)	157,500	—

Robert G. Rouse (2)	2005	300,000	705,000	5,528	(7)	60,000	—
Executive Vice President and	2004	285,000	403,115	4,341	(7)	60,000	—
Chief Financial Officer	2003	270,000	217,383	3,768	(7)	90,000	—

Richard L. Burt (3)	2005	300,000	352,895	7,029	(8)	60,000	—
Senior Vice President;	2004	280,000	302,215	6,343	(8)	56,250	—
President of Comtech Systems, Inc.	2003	270,000	77,080	5,696	(8)	56,250	—

Robert L. McCollum (3)	2005	320,000	615,000	31,769	(9)	60,000	—
Senior Vice President; President	2004	280,000	509,081	23,269	(9)	56,250	—
Comtech EF Data Corp.	2003	267,500	204,931	34,118	(9)	45,000	—

Michael D. Porcelain (4)	2005	185,000	205,000	5,697	(10)	25,875	—
Vice President of Finance	2004	170,000	120,000	2,487	(10)	22,500	—
and Internal Audit	2003	160,000	50,000	2,346	(10)	—	—

J. Preston Windus, Jr. (5)	2005	300,000	100,000	39,050	(11)	60,000	—
Senior Advisor, Comtech Mobile	2004	280,000	333,511	30,828	(11)	56,250	—
Datacom Corp.	2003	267,500	147,100	20,637	(11)	28,125	—
________________________

(1)

Mr. Kornberg is employed pursuant to an agreement which was amended and restated in June 2003 and which provides, among other things, for his employment until July 31, 2008; provided, however, that the employment period shall be automatically extended for successive two year periods unless either party gives notice of non-extension to the other at least six months in advance of the then scheduled termination date; at a current base compensation of $575,000 per annum plus such additional amounts, if any, as the Board of Directors may from time to time determine and incentive compensation, not to exceed his base compensation, equal to 3.5% of the Company's pre-tax income, plus such additional amounts as the Board of Directors may from time to time determine. If Mr. Kornberg voluntarily terminates his employment with the Company other than after a Change in Control (as defined in his employment agreement), or if the Company terminates his employment for cause, he will forfeit his right to receive accrued but unpaid incentive compensation. If a Change in Control of the Company occurs, Mr. Kornberg is entitled to terminate his employment and receive a lump sum payment (subject to possible adjustments to avoid the characterization of the payment as excess parachute payments and the consequent imposition of taxes under Section 280G of the Code) equal to the sum of (i) his then basic compensation for the balance of the employment period or three times his basic compensation, whichever is greater, (ii) accrued but unpaid incentive compensation with respect to prior fiscal years and (iii) if he so elects, the market value less the applicable exercise price, of any stock option then held by him. The aggregate of (i), (ii) and (iii), as of October 7, 2005, would have been $16,104,750. Mr. Kornberg would also be entitled to receive benefits under the Company's benefit plans, or substantially equal benefits, for the remainder of the employment period.

(2)

Mr. Rouse is employed pursuant to an agreement which was amended and restated in June 2003 and which provides, among other things, for his employment until July 31, 2006; provided, however, that the employment period shall be automatically extended for successive one year periods unless either party gives notice of non-extension to the other at least three months in advance of the then scheduled termination date; at a current base compensation of $340,000 per annum plus such additional amounts, if any, as the Board of Directors may from time to time determine and incentive compensation, not to exceed his base compensation, equal to 1.5% of the Company's pre-tax income, plus such additional amounts as the Board of Directors may from time to time determine. If the Company terminates Mr. Rouse’s employment other than for cause, disability or Change in Control (as defined in his employment agreement), Mr. Rouse is entitled to receive (i) any accrued but unpaid compensation, (ii) benefits under the Company’s benefit plans and (iii) as severance, continued payment of his then annual base salary through the expiration of his employment period, subject to reductions under certain circumstances as described in the employment agreement. If the Company terminates Mr. Rouse’s employment or if Mr. Rouse voluntarily terminates his employment, in certain circumstances, due to a Change in Control, Mr. Rouse is entitled to receive a lump sum equal to 299% of his then annual base salary.

(3)

Mr. Burt and Mr. McCollum are eligible to receive, in addition to their respective base compensation amounts, a percentage of the relevant subsidiary’s pre-tax profits based principally upon the attainment of various goals plus such additional amounts, if any, as the Board of Directors may from time to time determine. These goals, which include target levels of operating profit, customer orders and cash flow, are developed by senior management and submitted to the Executive Compensation Committee for its consideration.

(4)

Mr. Porcelain is eligible to receive incentive compensation based upon the attainment of certain corporate goals and personal performance targets plus such additional amounts, if any, as the Board of Directors may from time to time determine.

(5)	In April 2005, Mr. Windus announced his plans to retire from the Company effective December 31, 2005.

(6)

Represents $2,000, $2,000 and $2,000 for 401(k) matching contributions; $18,641, $11,621 and $8,117 for term life insurance; $27,219, $36,529 and $25,819 for unused vacation time paid out; $7,384, $11,804 and $5,778 for automobile allowance; and $30,138, $37,500, $0 for financial planning services, in fiscal years 2005, 2004 and 2003, respectively.

(7)

Represents $2,000, $2,000 and $2,000 for 401(k) matching contributions; $631, $631 and $343 for term life insurance; and $2,897, $1,710 and $1,425 for automobile allowance, in fiscal years 2005, 2004 and 2003, respectively.

(8)	Represents $2,000, $2,000 and $2,000 for 401(k) matching contributions; and $5,029, $4,343 and $3,696 for term life insurance, in fiscal years 2005, 2004 and 2003, respectively.

(9)

Represents $2,000, $2,000 and $2,000 for 401(k) matching contributions; $5,307, $4,500 and $3,483 for term life insurance; $18,462, $10,769 and $22,635 for unused vacation time paid out; and $6,000, $6,000 and $6,000 for automobile allowance, in fiscal years 2005, 2004 and 2003, respectively.

(10)

Represents $2,000, $2,000 and $2,000 for 401(k) matching contributions; $487, $487 and $346 for term life insurance; $3,210, $0 and $0 for unused vacation time paid out, in fiscal years 2005, 2004 and 2003, respectively.

(11)

Represents $2,000, $2,000 and $2,000 for 401(k) matching contributions; $8,471, $8,471 and $7,493 for term life insurance; $0, $0 and $5,144 for unused vacation time paid out; $6,000, $6,000 and $6,000 for automobile allowance; and $22,579, $14,357 and $0 for housing expense, in fiscal years 2005, 2004 and 2003, respectively.

OPTION GRANTS IN THE FISCAL YEAR ENDED JULY 31, 2005

Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5%	10%
Fred Kornberg	157,500	21.49%	$13.19	8/2/14	$1,307,250	$3,310,650

Robert G. Rouse	60,000	8.19%	13.19	8/2/14	498,000	1,261,200

Richard L. Burt	60,000	8.19%	13.19	8/2/14	498,000	1,261,200

Robert L. McCollum	60,000	8.19%	13.19	8/2/14	498,000	1,261,200

Michael D. Porcelain	25,875	3.53%	13.19	8/2/14	214,763	543,893

J. Preston Windus, Jr.	60,000	8.19%	13.19	8/2/14	498,000	1,261,200

(1)	The options have ten-year terms and become exercisable in five equal annual installments beginning on the first anniversary of the date of grant.
(2)	The exercise price is the market price on the date the options were granted.
(3)

In accordance with SEC rules, these columns show gains that might exist for the respective options, assuming the market price of Comtech’s Common Stock appreciates from the date of grant over a period of ten years at the annualized rates of five and ten percent, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

AGGREGATE OPTION EXERCISES IN

FISCAL YEAR ENDED JULY 31, 2005

AND OPTION VALUES AS OF JULY 31, 2005

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Unexercised Options at July 31, 2005		Value of Unexercised In-the-Money Options at July 31, 2005 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Fred Kornberg	405,375	$11,651,633	—	436,500	$—	$11,199,330
Robert G. Rouse	104,250	3,085,943	22,500	189,000	655,425	4,967,835
Richard L. Burt	97,875	2,997,686	—	155,625	—	3,970,009
Robert L. McCollum	72,000	2,158,065	—	156,750	—	3,985,523
Michael D. Porcelain	38,250	1,131,098	—	66,375	—	1,666,080
J. Preston Windus, Jr.	84,375	2,064,656	—	139,875	—	3,463,579

(1)	“Value Realized” is calculated by determining the difference between the fair market value of the Common Stock on the date the options are exercised and the exercise price of the options.
(2)	“In-the-Money Options” would be options outstanding at July 31, 2005 for which the fair market value of the Common Stock on such date ($35.35) exceeded the exercise price of the options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of July 31, 2005 with respect to compensation plans under which equity securities of Comtech Telecommunications Corp. may be issued. All equity securities to be issued under the plans are with respect to Common Stock. Comtech is seeking stockholders’ approval to amend Comtech Telecommunications Corp. 2000 Stock Incentive Plan. The table below does not include shares reserved for issuance under the Plan amendment being submitted to stockholders for approval.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation
plans approved by
security holders	2,566,882	(1)	$9.87	(1)(2)	1,274,612	(1)

Equity compensation
plans not approved by
security holders	—		—		—

Total	2,566,882		$9.87		1,274,612

(1)

As of October 7, 2005 there were 3,064,252 shares to be issued upon exercise of outstanding options granted under the Company’s 2000 Plan. The weighted average exercise price was $15.07. Excluding the shares reserved for issuance under the Plan amendment being submitted to stockholders for approval, only 206,536 shares remain available for future issuance.

(2)	Includes 466,327 shares available for issuance under the Comtech Telecommunications Corp. Employee Stock Purchase Plan.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has furnished the following report, which describes the Committee’s compensation policies applicable to the Company’s executive officers and provides specific information regarding the compensation of the Company’s Chief Executive Officer. (The information contained in the “Executive Compensation Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.)

Compensation Policies. The principal goal of the Company’s compensation program as administered by the Executive Compensation Committee is to help the Company attract, motivate and retain the executive talent required to develop and achieve the Company’s strategic and operating goals with a view to maximizing shareholder value. The key elements of this program and the objectives of each element are as follows:

Base Salary. Base salaries paid to the Company’s executive officers are intended to be competitive with those paid to executives holding comparable positions in the marketplace. Individual performance and the performance of the Company or the applicable operating subsidiary are considered when setting salaries within the range for each position. Annual reviews are held and adjustments are made based on attainment of individual goals in a manner consistent with operating and financial performance.

Bonuses. Annual cash bonuses are intended to motivate performance by creating the potential to earn annual incentive awards that are contingent upon personal and business performance. Bonuses are paid to the Company’s executive officers who are subsidiary presidents pursuant to the Company’s Incentive Compensation Plan for Subsidiary Presidents (the “Incentive Compensation Plan”). Under the Incentive Compensation Plan, the president of each of the Company’s subsidiaries is entitled to receive a bonus of up to a fixed percentage of each subsidiary’s pre-tax profit each year, subject to the attainment of subsidiary operating profit, new orders, and cash flow targets and personal performance targets that are developed by senior management and submitted to the Executive Compensation Committee for its consideration, plus such additional amounts, if any, as the Board of Directors may from time to time determine. The other executive officers’ incentive compensation is subject to attainment of certain corporate goals and personal performance targets that are developed by senior management and submitted to the Executive Compensation Committee for its consideration, or in the case of the Chief Financial Officer, his employment agreement, plus such additional amounts, if any, as the Board of Directors may from time to time determine.

Long Term Incentives. The Company provides its executive officers with long-term incentive compensation through grants of stock options under the Company’s stock option plan. The grant of stock options aligns the executive’s interests with those of the Company’s stockholders by providing the executive with an opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company’s Common Stock. In fiscal 2005, options to purchase an aggregate of 265,875 shares of the Company’s Common Stock were granted to the Company’s five named executive officers other than the Chief Executive Officer.

CEO’s Compensation. Pursuant to Mr. Kornberg’s employment agreement referred to in Note (1) to the Summary Compensation Table in “Executive Compensation,” Mr. Kornberg received a base salary of $505,000 for fiscal 2005. Under his agreement, Mr. Kornberg is entitled to receive a bonus, not to exceed his base salary, of 3.5% of the Company’s pre-tax income, plus such additional amounts as the Board of Directors may determine. In considering the bonus to be awarded to Mr. Kornberg, the Committee took into account, among other matters, the Company’s record net sales of $307,890,000 in fiscal 2005 (an increase of 38% over fiscal 2004 net sales), its record diluted earnings per share of $1.42 (an increase of 54% over the previous record achieved in fiscal 2004), and other corporate performance measures. Against that background, and acting within the discretion authorized by the Company’s employment agreement with Mr. Kornberg, the Committee awarded Mr. Kornberg a bonus of $1,935,346. In addition, Mr. Kornberg was awarded options to purchase an aggregate of 157,500 shares of the Company’s Common Stock. The options vest equally over five years and expire on the tenth anniversary of the date of grant.

The Executive Compensation Committee
George Bugliarello, Chairman
Edwin Kantor
Gerard R. Nocita

COMPENSATION OF DIRECTORS

Each Director who is not an employee of the Company receives an annual retainer of $35,000. Under the Company’s 2000 Stock Incentive Plan, each director who is not an employee of the Company receives an option grant to purchase: (i) 4,500 shares of Common Stock as of the date the director begins service on the Board and (ii) 12,500 shares of Common Stock on each August 1st. The exercise price of all such options is equal to the stock's fair market value on the date of grant.

AUDIT COMMITTEE REPORT

The Audit Committee has furnished the following report. The information contained in the “Audit Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America.

In fulfilling its responsibilities:

•	The Audit Committee reviewed and discussed the audited financial statements contained in the 2005 Annual Report on SEC Form 10-K with the Company’s management and the independent auditors.

•	The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

•

The Audit Committee received from the independent auditors written disclosures regarding the auditors’ independence, as required by Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors their independence from the Company and its management.

In reliance on the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended July 31, 2005, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Gerard R. Nocita, Chairman

George Bugliarello

Ira Kaplan

STOCK COMPARISON GRAPH

	Cumulative Total Return
	7/00	7/01	7/02	7/03	7/04	7/05
COMTECH TELELCOMMUNICATIONS CORP.	100.00	101.22	64.90	188.56	207.65	553.30
S & P 500	100.00	85.67	65.43	72.39	81.93	93.44
NASDAQ TELELCOMMUNICATIONS	100.00	38.83	39.29	30.31	26.72	30.57

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases its facility in Melville, New York from a partnership controlled by the Company's Chairman and Chief Executive Officer. The lease, as amended, provides for the Company's use of the premises as they now exist for a term of ten years through December 2011. The Company has a right of first refusal in the event of a sale of the facility. The annual rental under the lease ($524,000 in fiscal 2005) is subject to adjustments. In addition, the Company subleases 1,150 square feet of the Melville, New York facility to a company principally owned by the son of the Company’s Chairman and Chief Executive Officer. The sublease commenced in August 2005 and expires in December 2011. The annual rental under the sublease of $12,000 is subject to adjustment.

Richard L. Goldberg, a director, is a Partner in the law firm of Proskauer Rose LLP, which renders legal services to the Company.

VOTING OF PROXIES AND OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the meeting. If other matters do come before the meeting, the persons acting pursuant to the proxy will vote on them in their discretion.

Proxies may be solicited by mail, telephone, telegram, and personally by directors, officers and other employees of the Company. The cost of soliciting proxies will be borne by the Company. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection beginning November 25, 2005 at the Company's headquarters located at 105 Baylis Road, Melville, New York 11747.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, if any, to file with the Securities and Exchange Commission reports of ownership, and reports of changes in ownership, of equity securities of the Company. Such persons are also required to furnish the Company with copies of all such reports that they file. Based solely on such reports and written representations of the Company's directors and executive officers, the Company believes that during the two fiscal year period ended July 31, 2005, the Company's executive officers and directors complied with all applicable Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Eligible stockholders wishing to have a proposal for action by the stockholders at the 2006 Annual Meeting included in the Company's proxy statement must submit such proposal at the principal offices of the Company not later than July 3, 2006. It is suggested that any such proposals be submitted by certified mail, return receipt requested. Under the Company's By-Laws, a stockholder nomination for election to the Board of Directors may not be made at the 2006 Annual Meeting unless notice (including all information that would be required in connection with such nomination under the Securities and Exchange Commission's proxy rules if such nomination were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein to serve if elected) and the name, address and number of shares of Common Stock held of record or beneficially by the person proposing to make such nomination is delivered in person or mailed to the Company and received by it not earlier than August 8, 2006 or later than September 7, 2006; provided, however, that such notice must be received not more than 90 days prior to the 2006 Annual Meeting or less than 60 days prior to the 2006 Annual Meeting if the 2006 Annual Meeting is not held within 30 days before or after the anniversary date of the 2005 Annual Meeting. Under the Securities and Exchange Commission's proxy rules, proxies solicited by the Board of Directors for the 2006 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any shareholder proposal not included in the Company's proxy statement if the Company does not receive notice of such proposal on or before September 15, 2006, unless the 2006 Annual Meeting is not held within 30 days before or after the anniversary date of the 2005 Annual Meeting.

By order of the Board of Directors

GAIL SEGUI
Secretary

Date: November 1, 2005

The Annual Meeting of Stockholders of

Comtech Telecommunications Corp.

will be held at 10:00 a.m. on December 6, 2005 at the

1350 WALT WHITMAN ROAD, MELVILLE, (LONG ISLAND), NEW YORK 11747

(631) 423-1600

FROM KENNEDY AIRPORT

JFK EXPRESSWAY EAST TO BELT PARKWAY EAST (BECOMES SOUTHERN STATE PARKWAY AT NASSAU COUNTY BORDER). SOUTHERN STATE PARKWAY EAST TO EXIT 32 NORTH (ROUTE 110). ROUTE 110 NORTH TO THE WESTBOUND SERVICE ROAD OF THE LONG ISLAND EXPRESSWAY (495). MAKE A LEFT AND THE HOTEL IS ON THE RIGHT.

FROM LAGUARDIA AIRPORT

GRAND CENTRAL PARKWAY TO EASTERN LONG ISLAND (BECOMES NORTHERN STATE PARKWAY AT NASSAU COUNTY BORDER). FOLLOW NORTHERN STATE PARKWAY EAST TO EXIT 40 SOUTH (ROUTE 110). TAKE ROUTE 110 SOUTH TO THE WESTBOUND SERVICE ROAD OF LONG ISLAND EXPRESSWAY (495). MAKE A RIGHT AND THE HOTEL IS ON THE RIGHT.

FROM MANHATTAN

MID-TOWN TUNNEL TO LONG ISLAND EXPRESSWAY (495). TAKE LONG ISLAND EXPRESSWAY EAST TO EXIT 49S (ROUTE 110). FOLLOW TO FIRST LIGHT (WALT WHITMAN ROAD) TURN LEFT. CONTINUE ON THE ROAD TO THE NEXT LIGHT, GO STRAIGHT. THE HOTEL IS AHEAD ON THE RIGHT.

COMTECH TELECOMMUNICATIONS CORP.

105 Baylis Road

Melville, New York 11747

TEL: (631) 777-8900 ( FAX: (631) 777-8877

www.comtechtel.com